AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON JUNE 26, 2000

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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [__]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
      [__] Preliminary Proxy Statement
      [__] Confidential, For Use of the Commission Only (as permitted by Rule
           14a-6 (e) (2))
      [__] Definitive Proxy Statement
      [X ] Definitive Additional Materials
      [__] Soliciting Material Under Rule 14a-12

                               DEXTER CORPORATION

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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                              ISP INVESTMENTS INC.

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    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

      [X] No fee required.
      [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and
          0-11.

         1) Title of each class of securities to which transaction applies:



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         2)       Aggregate number of securities to which transaction applies:



                  -------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



                  -------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:



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         5)       Total fee paid:



                  -------------------------------------------------------------


     [_] Fee paid previously with preliminary materials:


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     [_] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)       Amount previously paid:
     2)       Form, Schedule or Registration Statement No.:
     3)       Filing Party:
     4)       Date Filed:


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FOR IMMEDIATE RELEASE               CONTACT:
Monday, June 26, 2000               Edward G. Novotny & Associates, Inc.
                                    (212) 490-2065/2977



                  INTERNATIONAL SPECIALTY PRODUCTS SENDS LETTER
                  ---------------------------------------------
                             TO DEXTER SHAREHOLDERS
                             ----------------------


     WAYNE, NJ - International Specialty Products Inc. (NYSE - "ISP") has sent the following letter to the Shareholders of Dexter Corporation (NYSE - "DEX"):


June 26, 2000


Fellow Dexter Shareholders:

Developments last week underscore the dramatic difference between ISP's $45 per share cash tender offer for Dexter shares and Mr. Walker's "piecemeal liquidation" approach, which we believe amounts to far less than meets the eye. Significantly, after all these months, Mr. Walker's plan has failed to deliver a transaction which realizes the value of Dexter's Life Technologies stake. Moreover, Mr. Walker's plan is enormously tax-inefficient and must be discounted for risk, the time value of money, and how any proceeds will be delivered to shareholders. For these reasons, it is impossible to value and fails to offer, in our view, a credible alternative to ISP's cash tender offer.

On June 20th, ISP announced its intention to promptly commence a $45 per share cash tender offer for all Dexter shares not already owned by ISP. Although Dexter's "poison pill," and other legal impediments, prevent us from buying additional shares, we decided to commence the tender offer in response to the request of many shareholders who wanted us to be in a position to immediately purchase their shares as soon as the impediments to the offer are removed.


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ASSIST IN REMOVING THE "POISON PILL," ELECT OUR NOMINEES FOR DIRECTORS, AND
APPROVE THE PROPOSALS INTENDED TO FACILITATE ISP'S CASH TENDER OFFER OR A SUPERIOR OFFER. SIGN, DATE, AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY.


Although Dexter had repeatedly challenged us to commence a tender offer, less than 24 hours after the announcement of our intention to do so, Dexter entered into agreements with buyers for the sale of certain of the Company's chemicals businesses. The Company also announced yet another postponement of the Annual Meeting to July 14th, the meeting having been originally scheduled for April 27th. In light of Mr. Walker's second postponement of the day of reckoning, we ask you to draw your own conclusion as to how Dexter shareholders have been voting!

DEXTER'S PLAN IS NOT CREDIBLE WITHOUT DELIVERING
A LIFE TECHNOLOGIES TRANSACTION

We continue to believe that Dexter's piecemeal liquidation approach is seriously flawed because it fails to deliver a transaction designed to realize the value of Dexter's interest in Life Technologies. Dexter fails to inform you that the sales of the chemicals businesses announced last week were the easy part. You should know that a substantial portion of the proceeds from the two sales will be absorbed by taxes, debt repayment, "golden parachute" payments, and transaction costs. We believe that Dexter cannot compete with ISP's $45 per share cash tender offer without realizing the value of the Company's stake in Life Technologies.

Mr. Walker has now had more than six months to sell Dexter's interest in Life Technologies. Rather than acknowledge this failure, Mr. Walker, in an effort to buy time until next year's Annual Meeting, continues his litany of overly optimistic prognostications, stating that, "we are aggressively continuing to pursue a transaction involving Life Technologies... in an expeditious and timely manner...." Given Mr. Walker's previous assertions that he has been pursuing a transaction for months now, do you believe that his continued efforts will be any more successful?

DEXTER DISENFRANCHISES ITS SHAREHOLDERS

We believe that Dexter shareholders should be permitted to decide for themselves whether to accept our tender offer, which would permit all shareholders to promptly receive $45 per share in cash upon the satisfaction of the conditions of the offer. To this end, we have requested that Dexter's Board take action to remove its "poison pill" and other impediments to the purchase of shares. Ask yourself, "Why do Mr. Walker and his Board continue to refuse to permit Dexter shareholders to decide for themselves whether to accept ISP's offer?"

If Dexter's piecemeal liquidation approach is in the interests of its shareholders, why have Mr. Walker and his Board been unwilling to submit the agreements for the sale of the chemicals businesses to a shareholder vote? You should know that, while one of the transactions is subject to shareholders'


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approval only because the BUYER insisted upon such a provision, the larger
Loctite transaction is not. We have asked the Connecticut federal court, contrary to Mr. Walker's false assertion that we are seeking to "block" Dexter's transactions, only to require the submission of these transactions to a shareholder vote.

MR. WALKER'S "EPIPHANY"

Mr. Walker would prefer you to believe, in our view, that his newfound, professed interest in maximizing shareholder value in the short term came as an epiphany, and it had nothing to do with ISP or the proxy contest. One of the news stories referred to in Mr. Walker's June 23rd letter had it right when it concluded, "Mr. Heyman may have scored a victory. He forced the once drowsy Dexter to take action when it might otherwise have not." While we are gratified that Mr. Walker has finally awakened to the fact that something has to be done to maximize shareholder value at Dexter, we regret that the course of action which he has proposed and is pursuing without your approval will, in our opinion, have the opposite effect.

THE CHOICE IS CLEAR:  VOTE NOW TO PROTECT THE VALUE OF YOUR INVESTMENT.

Dexter shareholders have a clear-cut choice. On the one hand, ISP has on the table a $45 per share cash tender offer. In the event that our nominees are elected, our $45 per share cash offer will serve as a MINIMUM PRICE in connection with further efforts to sell the Company. Our nominees are committed, and will have a legal obligation consistent with their fiduciary duty as Dexter directors, to maximize the value of your investment by pursuing the most lucrative proposal available. As we have said before, if there is an available course of action that offers superior value to Dexter shareholders, WE WILL NOT ACT AS A "SPOILER" AND WILL PROMPTLY STEP ASIDE.

MR. WALKER AND HIS BOARD CANNOT BE TRUSTED TO DO THE RIGHT THING FOR DEXTER SHAREHOLDERS

The other choice is the status quo: Mr. Walker and the Dexter Board. Ever since ISP surfaced with its acquisition proposal last December, Mr. Walker's actions, in our opinion, have been entirely driven by our initiatives. Mr. Walker and his Board have virtually no ownership in the Company (excluding stock purchased at below market prices pursuant to the Company's stock option program) and, in our view, are more interested in their positions, perquisites, and parachutes. We believe that Dexter shareholders cannot afford another term for Mr. Walker and his Board because they simply cannot be trusted to do the right thing for their shareholders.

WE URGE YOU TO VOTE TODAY FOR ISP'S NOMINEES TO DELIVER MAXIMUM VALUE TO DEXTER SHAREHOLDERS.


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TO PROTECT YOUR INVESTMENT, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED GOLD
PROXY CARD TODAY!

Thank you for your continued support.

/s/ Samuel J. Heyman
Chairman of the Board

/s/ Sunil Kumar
President and Chief Executive Officer

                                     * * * *

     International Specialty Products Inc. is a leading multinational manufacturer of specialty chemicals and mineral products.

     ISP HAS FILED A FINAL, DEFINITIVE PROXY STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION RELATING TO ISP'S SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF DEXTER CORPORATION FOR USE AT DEXTER'S 2000 ANNUAL MEETING. ISP STRONGLY ADVISES ALL DEXTER SHAREHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PROXY STATEMENT HAS BEEN MAILED TO ALL OWNERS OF DEXTER COMMON STOCK AS OF THE MAY 15 RECORD DATE AND IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP:\\WWW.SEC.GOV. DEXTER SHAREHOLDERS MAY ALSO OBTAIN THE PROXY STATEMENT FOR FREE FROM INNISFREE M&A INCORPORATED, BY CALLING (888) 750-5834.

     This press release may contain "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's Annual Report on Form 10-K, that is filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference.


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